Exhibit 4.5

JUCESP PROTOCOL 0.887.565/19-0

FIRST AMENDMENT TO THE INSTRUMENT OF INDENTURE OF THE TENTH (10th) ISSUE OF SIMPLE, NON-CONVERTIBLE, UNSECURED DEBENTURES IN UP TO FOUR SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED DISTRIBUTION EFFORTS, OF NATURA COSMÉTICOS S.A.

By this private instrument,

(a)    NATURA COSMÉTICOS S.A., a joint-stock company, registered as a publicly-held company before the Brazilian Securities Commission (“CVM”), with its principal place of business in the city of São Paulo, State of São Paulo, at Avenida Alexandre Colares, n° 1188, Vila Jaguara, CEP 05106-000, enrolled in the National Register of Legal Entities (“CNPJ/ME”) under No. 71.673.990/0001-77, with its articles of incorporation filed with the Commercial Registry of the State of São Paulo (“JUCESP”) under State Registration (NIRE) No. 35.300.143.183, herein represented pursuant to its bylaws (“Issuer”);

and, on the other part

(b)    SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a limited liability company, acting through its branch, located in the city of São Paulo, State of São Paulo, at Rua Joaquim Floriano, nº 466, Bloco B, sala 1.401, Itaim Bibi, CEP 04534-002, enrolled in the CNPJ/ME under No. 15.227.994/0004-01, as representative of the debenture holders contemplated by this issue (“Debenture Holders”), herein represented by its legal representative duly authorized and identified on the respective signature page of this instrument (“Trustee”);

Issuer and Trustee are jointly referred to as “Parties” and, individually, as “Party”.

WHEREAS:

(i)    the Parties entered into, on July 22, 2019, a “Private Instrument of Indenture of the Tenth (10th) Issue of Simple, Non-Convertible, Unsecured Debentures, in up to Four Series, for Public Distribution with Restricted Distribution Efforts, of Natura Cosméticos S.A.” (“Issue Indenture”), which was duly filed with JUCESP under No. ED003002-8/000, on July 29, 2019;

(ii)    the Issue, as well as the execution of the First Amendment (as defined below) were approved at a Board of Directors’ Meeting of Issuer held on July 22, 2019, the minutes of which were duly registered at JUCESP under No. 411.241/19-9, on July 29, 2019 (“BoD Meeting”);

(iii)    the minutes of the BoD Meeting were published in the Official Gazette of the State of São Paulo and in newspaper “Valor Econômico” on July 24, 2019;

(iv)    as set out in the Issue Indenture, on August 21, 2019, a Bookbuilding Procedure (as defined in the Issue Indenture) was conducted, wherein it was defined, together with the Professional Investors (as defined in the Issue Indenture), (i) the existence of each series and number of Debentures (as defined in the Issue Indenture) to be allocated in each series; and (ii) the First Series Compensatory Interest (as defined in the Issue Indenture), with the Parties authorized and required to execute an amendment to the Issue Indenture, pursuant to Clause 4.7.2 and 12.4.2 of the Issue Indenture, so as to reflect the result of the Bookbuilding Procedure, without the need for such purpose, of Issuer’s prior corporate approval, bearing in mind that the parameters for defining the First Series Compensatory Interest, as well as the existence of each series and the number of Debentures to be allocated in each series had already been resolved upon in the BoD Meeting; and

(v)    the Parties wish to amend the wording of item (i), of letter (r), of Clause 7.1 of the Issue Indenture, in order to set out that the effects arising from the implementation of the IFRS 16/CPC 06 (R2) - Lease, in effect as of January 1, 2019, be disregarded for purposes of the calculation of the Financial Index; and

(vi)    the Debentures are yet to be subscribed and paid-up, considering that, in line with the provisions in Clause 12.4.2 of the Issue Indenture, a General Debenture Holders Meeting (as defined in the Issue Indenture) is not necessary in order to approve the matters of this First Amendment (as defined below);

NOW, THEREFORE, the Parties decide to amend the Issue Indenture, by means of this “First Amendment to the Private Instrument of Indenture of the Tenth (10th) Issue of Simple, Non-Convertible, Unsecured Debentures, in up to Four Series, for Public Distribution with Restricted Distribution Efforts, of Natura Cosméticos S.A.” (“First Amendment”), with the purpose of (i) reflecting the result of the Bookbuilding Procedure mentioned in Whereas clause (iv) above, pursuant to Clause 4.7.1 of the Issue Indenture, by means of the following clauses and conditions and (ii) amend the wording of item (i), of letter (r), of Clause 7.1 of the Issue Indenture, as mentioned in Whereas clause (v) above.

Unless otherwise defined in this First Amendment, any capitalized terms herein, be they in the singular or plural form, shall have the meaning ascribed thereto in the Issue Indenture, even used thereafter.

CLAUSE I

AMENDMENTS

1.1    Considering that the minutes of the BoD Meeting and the Issue Indenture were duly registered at JUCESP, the Parties decide to amend Clauses 3.4.1, 3.5.2 and 3.5.3 of the Issue Indenture, which shall become effective in accordance with the following terms:

“3.4.1. The minutes of the BoD Meeting which resolved upon the issue was filed with the Commercial Registry of the State of São Paulo (“JUCESP”) under No. 411.241/19-9, on July 29, 2019 and was published in the (i) Official Gazette of the State of São Paulo (“DOESP”); and (ii) in newspaper “Valor Econômico”, in accordance with the provisions of article 62, item I, of the Corporation Law, on July 24, 2019.”

“3.5.2 This Issue Indenture was registered with JUCESP under No. ED003002-8/000, on July 29, 2019, and its potential amendments shall be annotated at JUCESP, by Issuer and at its own expenses, as set out in article 62, item II and paragraph 3, of the Corporation Law, within five (5) Business Days counted as of the respective execution date.”

“3.5.3 Any amendment to this Issue Indenture shall be executed by Issuer and by Trustee, and subsequently filed with JUCESP, in accordance with item 3.5.2 above.”

1.2    Bearing in mind the completion of the Bookbuilding Procedure, the Parties hereby decide to amend Clauses 4.7.1 and 4.7.2 of the Issue Indenture, which shall become effective with the following wording:

“4.7.1 Pursuant to the Placement Agreement, an investment intention collection procedure was adopted, organized by the Bookrunners, without receipt of reserves, without minimum or maximum lots of shares, with due regard to the provisions in article 3 of CVM Rule No. 476, for verification, with the Professional Investors, of the demand by the Debentures so as to define: (i) the existence of each series and number of Debentures to be allocated in each series; and (ii) the Compensatory Interest (as defined below) of the First Series Debentures (“Bookbuilding Procedure”).

4.7.2.    The result of the Bookbuilding Procedure was ratified by means of an amendment to the Issue Indenture, with a General Debenture Holders Meeting being waived, pursuant to the provisions of item 12.4.2 below. “

1.3    Bearing in mind the result of the Bookbuilding Procedure, the Parties hereby decide to amend the wording of Clauses, 4.3.1, 4.4.1, 4.4.2, 4.4.2.1, 4.4.2.2, 4.4.2.3, 4.5.1, 5.2.2. and 5.2.6 of the Issue Indenture and exclude Clause 4.4.1.1, for the purpose of reflecting (i) the existence of each series and the number of Debentures to be allocated in each series; and (ii) the First Series Compensatory Interest, so that such Clauses shall now become effective with the following wording:

“4.3.1. The total Issue amount shall be one billion, five hundred and seventy-seven million, four hundred and eighty thousand reais (BRL 1,577,458,000.00), on the Issue Date (as defined below) (“Total Issue Amount”).”

“4.4.1. The Issue shall be made in four (4) series (“First Series Debentures”, “Second Series Debentures”, “Third Series Debentures” and “Fourth Series Debentures”, respectively), it being certain that the existence of each series and number of Debentures allocated in each series were defined as per the Bookbuilding Procedure (as defined below), with due regard to the provisions in item 4.5.1 below.

4.4.2.    With due regard to the provisions in item 0 above and the possibility of partial distribution, in accordance with the provisions of Error! Reference source not found, below, the Debentures were allocated among the series so as to meet the demand verified in the Bookbuilding Procedure, with due regard to the following:

4.4.2.1.    The Second Series Debentures were distributed only to the holders of simple, non-convertible, unsecured debentures, of the third (3rd) series of the sixth (6th) issue of Issuer (“Sixth Issue Debentures”) who are Professional Investors, in accordance with item 4.6.4 et seq. below;

4.4.2.2.    The Third Series Debentures were distributed only to the holders of simple, non-convertible, unsecured debentures, of the first (1st) series of the seventh (7th) issue of Issuer (“Seventh Issue Debentures”) who are Professional Investors, in accordance with item 4.6.4 et seq. below; and

4.4.2.3.    The Fourth Series Debentures were distributed only to the holders of simple, non-convertible, unsecured debentures, of the first (1st) series of the ninth (9th) issue of Issuer (“Ninth Issue Debentures”) who are Professional Investors, in accordance with item 4.6.4 et seq. below.”

“4.5.1. One hundred and fifty-seven thousand, seven hundred and forty-eight (157,748) Debentures shall be issued, which shall include the issue of (i) forty thousand (40,000) First Series Debentures; (ii) nine thousand, five hundred e seventy (9,570) Second Series Debentures; (iii) sixty-eight thousand, seven hundred and twenty-six (68,726) Third Series Debentures and (iv) thirty-nine thousand, four hundred and fifty-two (39,452) Fourth Series Debentures, as per the demand verified in the Bookbuilding Procedure.”

“5.2.2. First Series Compensatory Interest. On the Unit Par Value of the First Series Debentures, from the First Date of Subscription and Full Payment of the First Series Debentures or from the immediately preceding date of payment of the First Series Compensatory Interest, as the case may be, until the date of its actual payment, compensatory interest shall accrue corresponding to one hundred percent (100%) of the accrued variation of the daily average rates of One-Day Interbank Deposits (DI), “over extra-group”, expressed as a percentage per year, on the basis of two hundred and fifty-two (252) Business Days, daily calculated and disclosed by B3 — Cetip UTVM Segment, in the daily newsletter made available on its website (http://www.cetip.com.br) (“DI Rate”), plus spread or surcharge of one percent (1.00%) per year, on the basis of two hundred and fifty-two (252) Business Days, calculated on an exponential and cumulative manner, pro rate temporis according to business days lapsed since the First Date of Subscription and Full Payment of the First Series Debentures or since the immediately preceding date of payment of First Series Compensatory

Interest, as the case may be, until the date of its actual payment (“First Series Compensatory Interest”).”

“5.2.6 Calculation of Compensatory Interest shall observe the following formula:

J = VNe x (FatorJuros - 1)

where:

J = unit par value of the Compensatory Interest, due on each Date of Payment of Compensatory Interest, calculated with eight (8) decimal places not rounded up or down;

VNe = Unit Par Value, informed/calculated with eight (8) decimal places, not rounded up or down;

FatorJuros - Interest factor composed of the variation parameter, plus spread (surcharge), calculated with nine (9) decimal places, rounded up or down, as follows:

FatorJuros = FatorDI x FatorSpread

Where:

FatorDI = product of the DI-Over Rates, from the First Date of Subscription and Full Payment or the immediately preceding date of payment of Compensatory Interest, as the case may be, inclusive, until the calculation date, exclusive, calculated with eight (8) decimal places, rounded up or down, as follows:

where:

n = total number of DI-Over Rates considered in the calculation of the product, where “n” is an integral number;

k = Corresponds to the number of order of the DI-Over Rates, ranging from 1 to n.

TDIk = DI Rate, of k order, expressed daily, calculated with eight (8) decimal places, rounded up or down, ascertained as follows:

where:

DIk = DI-Over Rate, of k order, disclosed by B3 - Cetip UTVM Segment, expressed as a percentage per year, used with two (2) decimal places;

FatorSpread = Surcharge, calculated with nine (9) decimal places, rounded up or down, as follows:

Where:

spread = (i) one integer (1.0000), for First Series Debentures; (ii) one integer, one thousand and five hundred tenth of thousandths (1.1500), for Second Series Debentures; (iii) one integer, one thousand and five hundred tenth of thousandths (1.1500), for Third Series Debentures; or (iv) one integer, one thousand and five hundred tenth of thousandths (1.1500), for Fourth Series Debentures; and

n = number of Business Days between the First Date of Subscription and Full Payment or the immediately preceding date of payment of the Compensatory Interest, as the case may be, and the calculation date, with “n” being an integral number.

Notes:

1)    The factor resulting from the expression (1 + TDIk) is considered with sixteen (16) decimal places, not rounded up or down.

2)    The product of the factors (1 + TDIk) is obtained, and for each accrued factor the result is truncated with sixteen (16) decimal places, applying the next daily factor and so on, until the last one to be considered.

3)    Once the factors are accrued, the resulting “DI Factor” is considered with eight (8) decimal places, rounded up or down.

4)    The factor resulting from the expression (Fator DI x FatorSpread) shall be considered with nine (9) decimal places, rounded up or down.

5)    The DI Rate shall be used considering an identical number of decimal places disclosed by the entity responsible for calculating it.”

1.4. The Parties hereby mutually decide to amend the wording of item (i), of letter (r), of Clause 7.1 of the Issue Indenture, so it may become effective with the following wording:

“7.1 (...):

(r) (...)

(i)    for the calculation of the Financial Index above, the following definitions apply, according to Issuer’s audited financial statements: (a) “Net Debt” means, on a consolidated basis, the sum of the balances of the debts of Issuer, including debts of Issuer before individuals and/or legal entities, such as third-party loans, borrowings and financings, issue of fixed-income instruments, convertible or not, in the local and/or international markets, and liabilities regarding the payment of taxes and/or fees in installments; minus the cash availabilities, Leasing (as defined below) and Hedge Adjustments (as defined below); (b) “Leasing” means the amount assigned to such definition in the “Performance Comments” of Issuer, ancillary to the financial statements; (c) “Hedge Adjustments” means the amount assigned to such definition in the “Performance Comments” of Issuer, ancillary to the financial statements; and (iv) “EBITDA” means, on a consolidated basis, gross profit, deducted from operating expenses, excluding depreciation and repayment, added by other operating revenues or expenses, as the case may be, throughout the last four (4) quarters covered by the most recent consolidated financial statements made available by Issuer, prepared according to the generally-accepted accounting principles in Brazil, disregarding the effects resulting from the implementation of IFRS 16/CPC 06 (R2) - Lease from January 1, 2019.”

CLAUSE II

MISCELLANEOUS

2.1.    Any terms and conditions of the Issue Indenture not expressly amended by this First Amendment are hereby ratified and remain in full force and effect.

2.2.    Issuer represents and warrants, individually, that the representations made in Clause XI of the Issue Indenture remain true, correct and fully valid and effective on the execution date of this First Amendment.

2.3.    This First Amendment shall be filed with JUCESP, as set out in article 62, paragraph 3, of Law No. 6,404, of December 15, 1976, within five (5) Business Days counted as of its execution. Issuer undertakes to provide Trustee with one (1) original counterpart of this First Amendment, duly filed with JUCESP, within five (5) Business Days, counted as of the date of such filing.

2.4.    If any of the provisions in this First Amendment is deemed null, invalid or ineffective, all other provisions not affected by such judgment shall prevail, and the Parties undertake, in good faith, to replace the affected provision with another which, to the extent possible, produces the same effect.

2.5.    This First Amendment, the Issue Indenture and the Debentures constitute extrajudicial enforcement instruments, pursuant to items I and III of article 784 of Law No. 13,105, of March 16, 2015, as amended (“Code of Civil Procedure”), it being certain that the Parties hereby acknowledge, regardless of any other applicable measures, that the obligations assumed in accordance with this First Amendment, the Issue Indenture and the Debentures are subject to specific enforcement, being subject to the provisions of articles 815 et seq. of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the Debentures, pursuant to this First Amendment.

2.6.    Issuer shall bear all registration and filing costs of this First Amendment in accordance with the terms defined in the Issue Indenture.

2.7.    This First Amendment shall be governed by the laws of the Federative Republic of Brazil.

2.8.    The courts of the Judicial District of the Capital City of the State of São Paulo are hereby elected to settle any doubts or disputes arising out of this First Amendment, with the exclusion of any other court, however privileged it may be.

In witness whereof, the Parties execute this First Amendment, in three (3) counterparts of equal form and content, together with the two undersigned witnesses.

São Paulo, August 21, 2019.

(The remainder of this page was intentionally left blank)

(The signatures are on the following pages)

SIGNATURE PAGE 1/3 OF THE FIRST AMENDMENT TO THE PRIVATE INSTRUMENT OF INDENTURE OF THE TENTH (10th) ISSUE OF SIMPLE, NON-CONVERTIBLE, UNSECURED DEBENTURES IN UP TO FOUR SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED DISTRIBUTION EFFORTS, OF NATURA COSMÉTICOS S.A.

NATURA COSMÉTICOS S.A.

[signature]		[signature]
Name:	José Antonio A. Filippo	Name:	Otavio Tescari
ID (RG) No.:	Financial and Investor Relations VP	ID (RG) No.:	Treasury Officer

Individual Taxpayers Register (CPF):	Individual Taxpayers Register (CPF):

SIGNATURE PAGE 2/3 OF THE FIRST AMENDMENT TO THE PRIVATE INSTRUMENT OF INDENTURE OF THE TENTH (10th) ISSUE OF SIMPLE, NON-CONVERTIBLE, UNSECURED DEBENTURES IN UP TO FOUR SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED DISTRIBUTION EFFORTS, OF NATURA COSMÉTICOS S.A.

SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA.

[signature]

Name: Matheus Gomes Faria

ID (RG) No.:

Individual Taxpayers Register (CPF): 058.133.117-69

SIGNATURE PAGE 3/3 OF THE FIRST AMENDMENT TO THE PRIVATE INSTRUMENT OF INDENTURE OF THE TENTH (10th) ISSUE OF SIMPLE, NON-CONVERTIBLE, UNSECURED DEBENTURES IN UP TO FOUR SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED DISTRIBUTION EFFORTS, OF NATURA COSMÉTICOS S.A.

WITNESSES:

[signature]		[signature]
Name:	Pedro Paulo F.A.F. de Oliveira	Name:	Flávia Candido da Silva
ID (RG) No.:		ID (RG) No.:	50.088.886-5
Individual Taxpayers Register (CPF):	060.883.727-02	Individual Taxpayers Register (CPF):	448.350.538-69

[stamp of JUCESP, AUGUST 29, 2019]

[Seal of Economic Development Secretary] JUCESP

Registration Certificate under number ED003002-8/001

[signature]

Gisela Simiema Ceschin

General Secretary

JUCESP]